EXHIBIT 10.3

EMPLOYMENT AGREEMENT

AGREEMENT dated as of October 14, 2004 between MAIDENFORM, INC., a New York corporation with a principal place of business at 154 Avenue E, Bayonne, NJ 07002 (the “Employer”), Dorvin Lively residing at [*  *  *] (the “Employee”), and solely for purposes of Sections 3(c), 3(d), 4 and 19, MF Acquisition Corporation.

W I T N E S S E T H :

WHEREAS, the Employer wishes to employ the Employee for the period provided in this Agreement, and the Employee is willing to serve in the employ of the Employer for such period, upon the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                       Employment.  The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions hereinafter set forth.

2.                                       Term of Employment.  (a)  The term of the Employee’s employment under this Agreement shall commence on November 8, 2004 and it shall continue for a period of one year thereafter (the “Initial Term”), unless this Agreement shall be renewed for an additional term or terms in accordance with paragraph (b) of this Section 2, or unless earlier terminated as provided herein (such period of time, collectively the “Term of Employment”).

(b)                                 This Agreement shall automatically be renewed upon the expiration of the Initial Term for successive periods of one year each (each an “Additional Term”), unless either party notifies the other party in writing at least sixty (60) days prior to the expiration of the Initial Term or any such Additional Term.

3.                                       Compensation.  (a)  Base.  During the Term of Employment, the Employer shall pay the Employee a base salary at not less than an annual rate of Three Hundred Fifty Thousand ($350,000.00) Dollars, in accordance with the Employer’s normal payroll practices (as increased in accordance with this Section 3(a), the “Base Salary”).  Such Base Salary shall be reviewed at least annually by the Board of Directors of MF Acquisition Corporation (the “Board”) and the Board may at any time increase (but not decrease) the Employee’s Base Salary hereunder as the Board may in its sole and absolute discretion deem reasonable and appropriate.

(b)                                 Incentive Compensation.  The Employee shall be a participant in the Maidenform, Inc. 2004 Incentive Plan for Designated Key Employees and during the Term of Employment shall participate in all subsequent annual incentive compensation plans for key employees, subject to the terms (including, without limitation, eligibility requirements) of each applicable plan, in an amount of up to Seventy-Five percent (75%) of his Base Salary payable in each Plan Year, in each case based upon such goals and performance standards as may be determined by the Board of Directors in its discretion.  More specifically, the Employee’s incentive compensation shall be based upon a Personal Goals Bonus, an EBITDA Target Level Bonus and an Extraordinary EBITDA Target Level Bonus, each on the terms and subject to the conditions set forth below.  The Personal Goals Bonus shall be up to Fifteen percent (15%) of the Base Salary received for the year for which the bonus is paid and shall be based upon personal goals set by the Chief Executive Officer after consultation with the Employee, with the approval of the Compensation Committee of the Board (the “Compensation Committee”) with the level of such achievement determined by the Compensation Committee, in its discretion.  The EBITDA Target Level Bonus shall be up to Sixty percent (60%) of the Base Salary received for the year for which the bonus is paid, and it shall be based on achievement (as determined by the Compensation Committee) of a EBITDA target set and structured by mutual agreement on an annual basis by the Compensation Committee.  The Extraordinary EBITDA Target Level Bonus shall be up to Thirty percent (30%) of the Base Salary as in effect for the year for which the bonus is paid, and it shall be based on achievement (as determined by the Compensation Committee) of a higher EBITDA target set and structured on an annual basis by the Compensation Committee.  It is understood that the Plan Year for the annual incentive compensation plans will be the calendar year and the EBITDA targets will be based upon the corresponding fiscal years of the Employer.  Provided Employee is an Employee of the Company through December 31, 2004, the incentive compensation for Employee for calendar year 2004 shall be no less than $91,875.00 (which is the equivalent of 100% 0f the maximum incentive compensation (105%) for one calendar quarter at the initial Base Rate of Pay of the Employee), regardless of the actual amount of Compensation as determined in accordance with the Plan and whether or not any of such goals or performance standards are achieved under the Maidenform, Inc. 2004 Incentive Plan for Designated Key Employees.  The guaranteed portion of the bonus for calendar year 2004 shall be paid at the time provided for such incentive compensation payments for all participants in the Maidenform, Inc. 2004 Incentive Plan for Designated Key Employees.  Provided Employee is an Employee of the Company through December 31, 2005, the incentive compensation for Employee for calendar year 2005 shall be no less than $220,500 (which is the equivalent of 60% of the maximum incentive compensation (105%) for an entire year at the initial Base Rate of Pay of the Employee), regardless of the actual amount of Compensation as determined in accordance with the Plan and whether or not any of such goals or performance standards are achieved under the Maidenform,

Inc. 2004 Incentive Plan for Designated Key Employees.  The guaranteed portion of the bonus for calendar year 2004 shall be paid at the time provided for such incentive compensation payments for all participants in the Maidenform, Inc. 2004 Incentive Plan for Designated Key Employees.

(c)                                  Stock Options.  (i) Subject to approval by the Board (or the committee under the MF Acquisition Corporation 2004 Stock Option Plan (the “Parent’s Stock Option Plan”)), the Employee shall receive a non-qualified stock option to purchase Eighty-Five Thousand Seven Hundred Twenty-One (85,721) shares of the common stock of MF Acquisition Corporation (the “Parent”), pursuant to the Parent’s Stock Option Plan”.  The exercise price per share for such options shall be $1.82.  Subject to approval by the Board (or the committee under the Parent’s Stock Option Plan), the Employee will also receive a nonqualified option to purchase Eighty-Five Thousand Seven Hundred Twenty-One (85,721) shares of common stock of the Parent pursuant to the Parent’s Stock option Plan.  The exercise price per share for such options shall be $3.64.  Each of the stock options granted pursuant to this Section 3(c) will vest and become exercisable in equal annual installments over a four year period (provided the Employee is continuously employed by the Employer through the applicable vesting date), beginning on the date of grant, subject to 100% acceleration of vesting upon a Change in Control (as defined below).  The provisions of this Section 3(c) shall supersede any conflicting provision of the Parent’s Stock Option Plan or the applicable stock option agreements between the Parent and the Employee.

For purposes of this Agreement, “Change in Control” shall mean consummation of (i) a sale of all or substantially all of the consolidated assets of the Parent and its subsidiaries to a person who is not either a member of, or an affiliate of a member of, the Initial Investor Group (as defined below); or (ii) a sale by the Parent, one or more members of the Initial Investor Group or any of their respective affiliates resulting in more than 50% of the capital stock of the Parent that ordinarily votes for directors (“Voting Stock”) being held by a person or group (as such terms are used in the Securities Exchange Act of 1934, as amended) that does not include any member of the Initial Investor Group or any of their respective affiliates; or (iii) a merger or consolidation of the Parent into another person as a result of which a person or group acquires more than 50% of the Voting Stock of the Parent that does not include any member of, or an affiliate of a member of, the Initial Investor Group; provided, however, that a Change in Control shall occur if and only if after any such event listed in (i)-(iii) above the Initial Investor Group is unable to elect a majority of the Board of the entity that purchased the assets in the case of an event described in (i) above, the Parent in the case of an event described in (ii) above, or the resulting entity in the case of an event described in (iii) above, as the case may be.  The “Initial Investor Group” shall mean Ares Corporate Opportunity Fund, L.P. and any other fund under the management of Ares Management, L.P. or its affiliates and OCM Opportunities Fund II, L.P. and any other fund under the management of Oaktree Capital Management or its affiliates.

(d)                                 Initial Bonus  In addition to any other Compensation or Incentive Compensation due hereunder, Employer shall pay to Employee a gross lump sum of Seventy-Five Thousand ($75,000) Dollars (subject to normal tax withholdings and other required deductions) coincident with payment of the first installment of Base Salary to Employee paid in accordance with the Employer’s normal payroll practices.  It is understood and agreed that this Initial Bonus is excluded from Compensation for the purposes of the calculation of Incentive Compensation pursuant to the Maidenform, Inc. 2004 Incentive Plan for Designated Key Employees but treated as Compensation solely to the extent provided for in any other employee benefit plan.

4.                                       Duties.  During the Term of Employment, the Employee shall be engaged as Executive Vice President and Chief Financial Officer of Maidenform, Inc. and its subsidiary companies (hereinafter individually and collectively along with the Parent called the “Employer’s Group”).  The Employee shall have the authority and powers to perform all duties as are customary for such offices, subject to the supervision of the Chief Executive Officer and the Boards of Directors of the Employer and the Parent and the Audit Committees of the Boards of Directors of the Employer and the Parent.  In addition, the Employee shall have such other or more specific responsibilities or duties with respect to the business of the Employer’s Group consistent with the Employee’s position as Executive Vice President and Chief Financial Officer as may be determined and assigned to the Employee from time to time by or upon the authority of the Chief Executive Officer or the Board of Directors of the Employer or the Parent.  The Employee shall report to the Chief Executive Officer and to the Audit Committees of the Boards of Directors of the Employer and the Parent.  The Employee shall also serve as an Officer or Director of any member of the Employer’s Group as requested by the Employer without any additional compensation therefore other than as specified in this Agreement.  The Employer has Director’s and Officer’s Liability Insurance in effect and will maintain Director’s and Officer’s Liability Insurance Coverage uninterruptedly in effect during the Term of Employment.

5.                                       Extent of Service.  The Employee agrees to devote his best efforts, energies and skills to the faithful discharge of the duties and responsibilities attributable to his offices, and to this end will devote his full working time and attention to the business and affairs of the Employer’s Group.  Employee shall be based at the Employer’s Bayonne, New Jersey office, but shall perform services hereunder at other locations as shall be reasonably appropriate.  Notwithstanding the foregoing, it is understood that the Employee may devote reasonable time and attention consistent with the practice of other senior executives similarly situated, to civic or community affairs.

6.                                       Expenses.  The Employee is authorized to incur reasonable, ordinary and necessary expenses in the performance of his duties hereunder consistent with the Employer’s existing expense reimbursement policy, as it may be amended from time to time, and the Employer shall reimburse the Employee for all such expenses upon the presentation by the Employee, from time to time, of an account of such expenditures.

7.                                       Vacation.  The Employee shall be entitled to twenty (20) days of paid vacation during each of the successive twelve (12) month periods comprising the Term of Employment, or a pro rata portion thereof for any such successive period which is less than twelve (12) months.  Vacation hereunder shall be taken at times which are mutually determined by the Employer and the Employee not to interfere, in any material respect, with the Employee’s performance of his duties hereunder.

8.                                       Employee Benefits.  The Employee shall be entitled during the Term of Employment to participate in any employee benefit program or arrangement maintained by the Employer which is generally available to other senior employees of the Employer, including any qualified or non-qualified retirement or deferred compensation arrangements or 401(k) savings plan, life insurance, medical, long-term disability plans, severance arrangements, or other allowances.  Such participation shall be in accordance with all applicable terms and conditions of such plans or programs, including, without limitation, provisions respecting the satisfaction of any applicable eligibility periods for plan participation and the modification or termination of such plans.

9.                                       Termination of Employment.  Notwithstanding any other provision of this Agreement, the Employee’s employment under this Agreement may be terminated at any time by the Employer in the event of:

(A)                              (i) The Employee’s conviction for, or entry of a plea of guilty or nolo contendere with respect to a felony or any crime that constitutes a misdemeanor involving moral turpitude under foreign or federal law or the law of any state, (ii) the Employee’s willful misappropriation of funds or property of the Employer’s Group or other acts of fraud, dishonesty self-dealing, any significant violation of any statutory or common law duty of loyalty to the Employer’s Group, (iii) the Employee’s perpetration of an illegal act which causes material economic injury to the Employer’s Group, (iv) a material breach of this Agreement or the Employee’s failure to perform his employment duties in any material respect, provided that as to this subsection (iv), the Employee shall be given notice and an opportunity, not to exceed ten (10) days, to effectuate a cure, provided that such breach or failure is susceptible to cure, (v) the Employee’s willful misconduct or gross negligence with regard to the Employer’s Group that has a material adverse effect on the Employer’s Group or (vi) the Employee’s failure to follow the proper direction of the Board or anyone the Employee reports to, in each case as determined by the Board, in its sole discretion in good faith (hereinafter “Cause”).

(B)                                The Employee’s death; or

(C)                                The Employee’s inability due to any physical or mental condition of the Employee, to perform his duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (120) days (whether or not consecutive) within any twelve (12) month period (hereinafter “Disability”), upon thirty (30) days prior written notice to the Employee;

(D)                               The Employee’s resignation for Good Reason (as defined below) upon thirty (30) days prior written notice;

(E)                                 The Employer’s termination of the Employee’s employment without Cause upon fifteen (15) days prior written notice; or

(F)                                 The Employee’s termination of employment with the Employer as a result of non-renewal of the Term of Employment in accordance with Section 2(b) of this Agreement effective at the end of the then Term of Employment, by written notice to the Employee (except that notice of termination shall not be required in the case of the Employee’s death) specifying the event relied upon for such termination and the effective date of such termination in accordance with this Agreement (the effective date of any termination of employment hereunder is referred to as the “Termination Date”).

10.                                 Payments Upon Termination of Employment.  (a)  In the event the Employee’s employment under this Agreement is terminated for any reason specified in Section 9 above, the Employer shall be under no obligation hereunder either to continue the Employee’s employment or to provide the Employee with any payment or benefit of any kind whatsoever, except as otherwise provided below and for the Employee’s unpaid and earned Base Salary through the Termination Date and such vested benefits or rights which the Employee may have accrued and earned through the Termination Date hereunder or under any benefit plan of Employer (other than any severance pay plan maintained by the

Employer) and reimbursement for any unreimbursed business expenses properly incurred through the Termination Date.  In addition, in the event of termination pursuant to 9(B) or (C) above, the Employer shall also pay the amount of any incentive compensation to which the Employee would have been entitled for the year of termination had the Employee’s employment not terminated, prorated to the Termination Date based on the number of days employed by the Employer during the applicable year, payable when such incentive compensation would be payable to other employees for that year and based upon the Employer’s financial performance for the full applicable year.  In addition, in the event of termination pursuant to 9(B) or (C) above, the Employee shall be entitled to benefits under any group life insurance or disability insurance benefits provided in accordance with the Employer’s welfare benefit plans.

(b)                                 In the event that the Employee’s employment with the Employer is terminated by the Employer without Cause, the Employee’s termination of employment with the Employer as a result of the Employer’s giving notice to the Employee of non-renewal of the Term of Employment in accordance with Section 2(b) of this Agreement effective at the end of the then Term of Employment or the Employee resigns for Good Reason, then, in addition to the Employee’s unpaid and earned Base Salary through the Termination Date and such vested benefits or rights which the Employee may have accrued and earned through the Termination Date hereunder or under any benefit plan of the Employer (other than any severance pay plan maintained by the Employer) and reimbursement for any unreimbursed expenses properly incurred through the Termination Date, subject to the Employee’s execution and delivery of a release, to the fullest extent permitted by law in favor of the Employer in substantially the form attached hereto as Exhibit A, as may be modified to take into account changes in applicable law, the Employee will be entitled to the following.

(1)                                  Payment of a lump sum equal to his Base Salary (as in effect on the Termination Date).  This amount shall be subject to tax and other required withholdings and be payable within ten days of the Termination Date (but not prior to the end of the Revocation Period (as defined in Exhibit A hereto)).

(2)                                  In addition, if the Employee or his dependents are otherwise eligible for COBRA continuation of group health plan coverage and timely elect to receive it, the Employer shall pay the cost of such COBRA coverage in an amount equal to 100% of the monthly premium for such coverage for twelve (12) months, except to the extent that such coverage may be terminated earlier pursuant to COBRA.

Notwithstanding the foregoing, nothing in this Agreement shall be construed to require the Employee to seek other employment following the termination of his employment hereunder.

(c)                                  For the purposes of this Agreement “Good Reason” shall mean:

(1)                                  The assignment to the Employee of duties inconsistent in any material way with his position (including title and reporting requirements), authority, duties, or responsibilities;

(2)                                  Reduction in the Employee’s Base Salary or annual bonus opportunity; or

(3)                                  Relocation of the Employee to a location outside a radius of 50 miles of the Employer’s Bayonne, New Jersey office and its New York, NY office;

provided that, as to (1) and (2), the Employer shall be given notice and an opportunity, not to exceed ten (10) days, to effectuate a cure for such asserted “Good Reason” by the Employee.

11.                                 Confidentiality.  The Employee recognizes and acknowledges that the Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the Employer.  As a result, during the Term of Employment and thereafter, the Employee shall not, without the prior written consent of the Board, for any reason, either directly or indirectly, divulge to any third party (except as may be required to further the interests of the Employer) or use for his own benefit, or for any purpose other than the exclusive benefit of the Employer, any and all confidential, proprietary, business and technical information or trade secrets of the Employer’s Group (“Proprietary Information”) revealed, obtained or developed in the course of his employment with the Employer’s Group.  Such Proprietary Information shall include but shall not be limited to, marketing and development plans, confidential cost and pricing information, identities of customers and suppliers, the relationship of the Employer’s Group with actual or prospective customers who are engaged in discussions with the Employer’s Group, the needs and requirements of any such customers, and any other confidential information relating to the business of the Employer’s Group, provided that nothing herein contained shall restrict the Employee’s ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties hereunder or such disclosures as may be required by law; and further provided that nothing herein contained shall restrict Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information which is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 11.  In the event the Employee is compelled by order of a court or other governmental or legal body to communicate or divulge any Proprietary Information to anyone other than the foregoing, the Employee shall promptly notify the Employer of any such order so it may seek a protective order.

12.                                 Property.  All Proprietary Information shall be and remain the sole property of the Employer.  During the Term of Employment, and thereafter, Employee shall not remove from the Employer’s Group offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing information of the type identified in Section 11 hereof, or other materials or property of any kind unless necessary or appropriate in accordance with his duties and responsibilities hereunder and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as reasonably possible after the removal shall serve its specific purpose.  Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of his assigned duties; and upon the termination of his employment with the Employer, he shall leave with or promptly return to the Employer all originals and copies of the foregoing then in his possession, whether prepared by Employee or by others.

13.                                 Covenant not to Compete.  In consideration for the Employer’s covenants set forth in Section 3(c)(ii) and Section 10(b) hereof, the Employee shall not, during the Term of Employment and for a period of one (1) year after his employment terminates for any reason (including, without limitation, as a result of non-renewal of the Term of Employment) engage in any of the following, directly or indirectly, without the prior written consent of the Board:

(a)                                  engage or participate in any business activity directly competitive with the business of the Employer’s Group as conducted upon the termination of the Employee’s employment with the Employer;

(b)                                 become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any person, firm, corporation, association or other entity engaged in any business that is, taken as a whole, directly competitive with the business of the Employer’s Group as conducted upon the termination of the Employee’s employment with the Employer, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any subsidiary or division of the business of any person, firm, corporation, association or other affiliate where such portion of such business is directly competitive with the business of the Employer’s Group as conducted upon termination of the Employee’s employment with the Employer.  Notwithstanding the foregoing, nothing contained in this Section 13 shall prohibit the Employee from (i) holding not more than five percent (5%) of the outstanding securities of any class of any publicly-traded company, or (ii) after the Term of Employment engaging or participating in or having an interest in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any subsidiary or division of the business of any person, firm, corporation, association or other affiliate where such portion of such business is not directly competitive with the business of the Employer’s Group as conducted upon termination of the Employee’s employment with the Employer, provided Employee does not breach the provisions of Section 13 (c) or (d) or (e), hereof;

(c)                                  solicit either directly or indirectly any customer of the Employer’s Group with whom the Employer’s Group shall have dealt regularly at any time during the one (1) year period immediately preceding the termination of the Employee’s employment with the Employer for the purpose of offering or selling any products or services which are identical, substantially similar or comparable to the products or services then offered to the customer by the Employer’s Group;

(d)                                 influence or attempt to influence any supplier, customer, or potential customer of the Employer’s Group to terminate or modify any written or oral agreement or course of dealing with the Employer’s Group; or

(e)                                  (i) influence or attempt to influence any person to terminate or modify his employment with the Employer’s Group, or (ii) employ directly or indirectly, any person employed by the Employer’s Group as an employee at any time during the six (6) month period preceding the effective date of the Employee’s termination.

14.                                 Specific Performance.  The Employee acknowledges that the services to be rendered by the Employee are of a special, unique and extraordinary character and, in connection with such services, the Employee will have access to confidential information vital to the Employer’s business and the business of its subsidiaries and affiliates.  By reason of this, the Employee acknowledges consents and agrees that if the Employee violates any of the provisions of Sections 11, 12 or 13 hereof, the Employer would sustain irreparable injury and that money damages would not provide adequate remedy to the Employer and that, in addition to any other remedies the Employer might have, including money damages, the Employer shall be entitled to have Sections 11, 12 and 13 specifically enforced by any court having jurisdiction by means of any and all equitable remedies.  The provisions of Sections 11, 12, 13, 14 and 19 shall survive the termination of this Agreement.

15.                                 Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and shall be delivered personally by telecopier or by courier providing for next day delivery or sent by registered or certified mail return receipt requested to the following addresses:

To the Employer:

Maidenform, Inc.
154 Avenue E
Bayonne, New Jersey  07002
Attention:
Steven N. Masket
Telecopier:  201-436-9506

To the Employee:

Dorvin Lively
[*  *  *]:

With a copy to:

Any such notices shall be deemed given, if personally, upon delivery; if sent by certified or registered mail, 3 days after deposit (postage pre-paid) with the U.S. Mail Service; if by courier service providing for next day delivery, the next day following deposit with such courier; and, if telecopied, when telecopied.  Any party may change the address for notices by sending written notice of such change of address in accordance with this Section 15.

16.                                 Benefits.  This Agreement shall inure to the benefit of and shall be binding upon the Employer and its successors and assigns, and upon the Employee, his heirs and legal representatives.  This Agreement and all rights and obligations hereunder are personal to the Employee and shall not be assignable.

17.                                 Entire Agreement.  This Agreement embodies the entire agreement of the parties concerning the subject matter hereof and supersedes any prior or contemporaneous agreements or understandings in connection therewith.  The Agreement may be amended or modified only by a written instrument executed by both parties hereto.

18.                                 Severability.  If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected or invalidated.  To the extent required to enforce any provision of this Agreement, such provision may be reformed in order to preserve its validity to the maximum extent permitted by law if it would otherwise be held unenforceable.

19.                                 Indemnification.  The indemnification provisions in the Parent’s Amended and Restated Certificate of Incorporation covering officers of the Parent and the Employer shall apply to the Employee in his capacity as an employee (or former employee), such indemnification to be in addition to any other indemnification right in favor of the Employee.

20.                                 Withholding.  The Employer may deduct and withhold from any amounts which it is otherwise obligated to pay hereunder any amount which it may determine it is required to deduct or withhold pursuant to any applicable statute, law, regulation or order of any jurisdiction whatsoever.

21.                                 Governing Law.  This Agreement shall be subject to, and governed, construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles thereof relating to the conflict of laws.

22.                                 Assignment.  This Agreement is personal to each of the parties hereto.  Except as provided below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  The Employer may assign this Agreement to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer.  As used in this Agreement, “Employer” shall mean the Employer and any successor to its business and/or assets, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

23.                                 Representation.  The Employee represents and warrants to the Employer that the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms and that the Employee is not a party to any agreement or understanding, written or oral, which could prevent the Employee from entering into this Agreement or performing all of the Employee’s obligations hereunder.

24.                                 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

MAIDENFORM, INC.

By:	/s/ Thomas Ward	/s/ Dorvin D. Lively
	Name: Thomas Ward	Dorvin Lively
Title: Chief Executive Officer

Solely with respect to Sections 3(c), 3(d), 4 and 19:

MF ACQUISITION CORPORATION

By:	/s/ Thomas Ward
Name: Thomas Ward
Title: Chief Executive Officer